CERTIFICATE OF ELIMINATION
OF
BIOLASE, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Biolase, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED, that no shares of the Series C Participating Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C Preferred Stock”) are outstanding and none will be issued; and be it further

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Restated Certificate of Incorporation, as amended, all references to the Series C Preferred Stock.

SECOND: That the Certificate of Designation with respect to the Series C Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on August 8, 2016. None of the authorized shares of the Series C Preferred Stock are outstanding, and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Company’s Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all references to the Series C Preferred Stock.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Eliminations to be duly executed by its President, this 18th day of April, 2017.

BIOLASE, INC.

By:       /s/ Harold C. Flynn, Jr.
Name: Harold C. Flynn, Jr.
Title: President & Chief Executive Officer